CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement
No.333-126384 on Form N-1A of our report dated
September 22, 2014, relating to the financial statements and financial highlights of Pioneer Classic Balanced Fund, one of the portfolios constituting Pioneer Series Trust IV
("the Trust"), appearing in the Annual Report on Form N-CSR of the Trust for the year ended July 31, 2014. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public
Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.



/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 25, 2015